Draft                            Contact:
News Release                        Investors:  Kerry K. Calaiaro
                                                +1 212 837-0880
                                                Email: calaiaro_ke@willis.com

                                        Media:  Nicholas Jones
                                                +1 44 20 7488-8190
                                                Email: jonesnr@willis.com

                                                Dan Prince
                                                +1 212 837-0806
                                                Email: prince_da@willis.com



                      WILLIS GROUP HOLDINGS LIMITED PRICES
                       SECONDARY OFFERING OF COMMON STOCK



New York, NY, April 30, 2003 - Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that the secondary public offering by certain of its shareholders of 17,400,000 shares of common stock has been increased to 21,526,100 shares and priced at $31.00 per share. The selling shareholders have also granted the underwriters an option to purchase up to 2,152,610 additional shares to cover over-allotments, if any.

As requested by Willis, Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co. L.P. and Fisher Capital Corp. L.L.C.sold shares in the offering. Willis did not issue any shares of common stock in the offering.

Banc of America Securities LLC, Credit Suisse First Boston and J.P. Morgan Securities Inc. served as joint book-running managers of the offering. A final prospectus relating to the common stock offering may be obtained by contacting:

Banc of America Securities LLC        Credit Suisse First Boston
Prospectus Department                 Prospectus Department
100 West 33rd Street                  One Madison Avenue
New York, NY 10001                    New York, NY 10010
646-733-4166                          212-325-2580

J.P. Morgan Securities Inc.
Prospectus Department
277 Park Avenue
New York, NY 10172
212-622-5219

Upon completion of the offering, Profit Sharing (Overseas) will own approximately 24.7% of the outstanding shares of Willis, assuming no exercise of the over-allotment option.

Willis Group Holdings is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 74 countries, its global team of 13,000 employees serves over 50,000 clients in 160 countries.

                                     -more-
                                                         Willis Group Holdings
                                                              7 Hanover Square
                                                           New York, NY  10004

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offering of these securities is made only by means of a prospectus.

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